                                                                   EXHIBIT 10.50

June 15, 1998

ChatCom, Inc.
9600 Topanga Canyon Boulevard
Chatsworth, CA 91311
Attn: Mr. Gordon L. Almquist, Chief Financial Officer


      Re:   VRPI/ChatCom

Dear Gordon,

      This is to confirm your discussions with Mr. Louney and the agreement between our two companies as of June 11, 1998. Our agreement is as follows:

      1. VRPI has transferred the sum of $100,000.00 to ChatCom, such sum to be used solely for the payment of those expenses necessary to continue the business of ChatCom for the thirty day period beginning on June 11, 1998. (the "Study Period").

      2. During the Study Period, VRPI (and/or its parent, Storage Computer Corporation) will examine the technology and finances of ChatCom to evaluate whether investment is warranted.

      3. VRPI may terminate the Study Period at any time, at its sole discretion.

      4. As of June 11, 1998, VRPI had prepared, but not filed, litigation against ChatCom and certain of its officers and directors. VRPI agrees that it will not file the complaint or otherwise pursue such litigation during the Study Period.

      5. On June 4, 1998, VRPI had advised ChatCom (I) that the proposed financing was disapproved and (ii) that it was exercising its alleged rights under the Settlement Agreement to convert Preferred Stock back to debt based upon ChatCom's alleged default under the Settlement Agreement. In entering into this agreement, ChatCom is not agreeing that VRPI has the right to convert its Preferred Stock back to debt under the Settlement Agreement.

      A. Storage Computer agrees that, during the Study Period, it will not insist upon redemption of the Preferred Stock and reissuance of its debt obligations, or immediate payment of obligations owed by ChatCom to Storage Computer under the Settlement Agreement.

Mr. Gordon Almquist
Page 2

      B. ChatCom agrees that, at the conclusion of the Study Period, unless the parties agree to different financing arrangements, VRPI is entitled to exercise or pursue any of its rights under the Settlement Agreement which were in existence on June 11, 1998.

      6. During the Study Period, ChatCom agrees that it will make no payments to employees or officers other than payment of base salary, and shall make no payments out of the ordinary course of business, except for payments as required pursuant to litigation settlements and creditor debt restructuring agreements. Additionally, Storage Computer agrees that ChatCom may enter into a proposed credit facility with ALCO Financial Services, LLC.

      7. ChatCom agrees that it will not, during the Study Period, issue stock or incur debt, except to its proposed bank line of credit, or negotiate for financing for ChatCom with any party other than VRPI and those persons or entities who choose to participate with VRPI in connection with contemplated further financing for ChatCom.

      8. ChatCom will promptly issue to VRPI a secured promissory note for the $100,000.00 sent on June 11, 1998. Such note shall be in the amount of $100,000.00, shall be payable on demand after thirty days from June 11, 1998, shall bear interest at the rate of 15% per annum, and shall be secured by a security interest in all foreign receivables of ChatCom. ChatCom will prepare and record financing statements evidencing the security interest.

      9. This will confirm that VRPI has been advised that the advance of $100,000.00 is insufficient to address ChatCom's capital needs, that ChatCom's stock will more than likely be delisted from the Nasdaq SmallCap market, and that ChatCom could become a debtor in a bankruptcy case, and that ChatCom and its directors and officers made no representations to VRPI concerning ChatCom's financial condition prior to or in connection therewith to VRPI's transfer of $100,000.00 made on June 11, 1998.

Mr. Gordon Almquist
Page 3

Please sign and return the enclosed copy of this letter to confirm our agreement.

                                   Sincerely

                                   By:
                                       -------------------------------
                                       Theodore J. Goodlander, CEO
                                       Vermont Research Products, Inc.


AGREED AND ACCEPTED
CHATCOM, INC.

By: /s/ Gordon L. Almquist
    ----------------------
    Gordon L. Almquist, Chief Financial Officer